                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        _______________________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported)    December 12, 2001
                                                      -----------------------

                                 VOXWARE, INC.
                                 -------------
              (Exact Name of Registrant as Specified in Charter)


          Delaware                       0-21403                         36-3934824
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 (State or Other Jurisdiction     (Commission File Number)     (IRS Employer Identification No.)
      of Incorporation)

168 Franklin Corner Road, Lawrenceville, New Jersey                        08648
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(Address of Principal Executive Offices)                                 (Zip Code)

                                (609) 514-4100
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             (Registrant's telephone number, including area code)

    ----------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

     On December 12, 2001, Voxware, Inc. (the "Company") consummated a private placement of shares of Series C preferred stock, $.001 par value, and common stock warrants to certain members of the Company's board of directors and management, and to certain existing and new investors (collectively, the "Investors"). Pursuant to the terms of the agreement between the Company and each Investor, the Company sold 1,765 shares of preferred stock (the "Series C Shares") and a warrant to purchase an additional 5,625,500 shares of its common stock (the "Warrant"). The Series C Shares and the Warrants were sold in units at a price of $1,000 per unit. Net proceeds to the Company from the private placement were approximately $1,590,000. In addition, pursuant to the terms of the Securities Purchase Agreement entered into as of April 19, 2001 (the "April Agreement") and the Exchange Agreement entered into as of August 29, 2001 (the "Exchange Agreement") between the Company and Castle Creek Technology Partners, LLC ("Castle Creek"), the Company used $200,000 of such proceeds to repurchase 182 shares of the Company's Series B Preferred Stock from Castle Creek. The balance of the proceeds is to be used by the Company for general corporate administration and overhead expenses, repayment of debt, sales and marketing initiatives, and research and development activities.

     The rights, preferences and privileges of the Series C Shares are as described in the certificate of designations filed with the Secretary of State of the State of Delaware on December 7, 2001, as amended (the "Certificate of Designations"). Pursuant to the Certificate of Designations, the Series C Shares have a 7% dividend payable in cash or equity, and are convertible into common stock of the Company at a conversion price of $0.1255 per share. The conversion price is subject to reduction under certain circumstances in the future as a result of issuances of common stock at prices below the initial conversion price. Series C Shares are redeemable by the holder for cash on the day that is three years from the date of closing.

     The Warrant expires five years from the closing of the private placement. The exercise price of the Warrant is $0.1255 per share.

     The Company has also agreed to file a Registration Statement with the Securities and Exchange Commission (the "SEC") relating to the registration of the shares of common stock issuable upon conversion of the Series C Shares and upon exercise of the Warrants. The Registration Statement must be filed no later than January 11, 2001. If the Registration Statement is not declared effective by the SEC by June 30, 2002, then the Company would be obligated to pay to the Investor in cash or in Series C Shares 2% per month of the liquidation preference of the Series C Shares, pro rated for periods of less than thirty days.

     Concurrently with the consummation of the private placement, Castle Creek has agreed to amend or waive certain rights to which it would otherwise be entitled pursuant to the April Agreement and the Exchange Agreement, as a result of the offering of the Series C Shares:

     First, Castle Creek agreed not to exercise its right of first refusal in connection with the Series C Share offering, however, Castle Creek did participate in the offering.

     Second, Castle Creek agreed to forego its anti-dilutive right to obtain additional shares of common stock or additional warrants to purchase common stock.

                                      -2-
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     Third, Castle Creek has also agreed to forego any reduction in the conversion price of the shares of Series B preferred stock of the Company that it holds (the "Series B Preferred Shares").

     Fourth, Castle Creek has agreed not to enforce its right to compel the Company to use twenty percent of the proceeds from the sale of securities to repurchase from it Series B Preferred Shares, although the Company did use $200,000 of the proceeds of the offering to repurchase 182 of such shares. The Company also agreed to use the proceeds of any exercise of the warrant issued to Castle Creek on April 19, 2001 to repurchase shares of Series B Preferred Stock.

     Finally, Castle Creek has also agreed to forego its right to convert the Series B Preferred Shares for 180 days from the date of closing.

     The securities issued in the private placement were offered and sold pursuant to an exemption from the registration requirements provided by Regulation D under the Securities Act of 1933, as amended. A copy of the Certificate of Designations is filed as an exhibit herewith, and is incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)   Exhibits.
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     Exhibit No.             Description
     -----------             -----------
        3.1                  Certificate of Designations, Preferences and Rights
                             of Series C Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on December 7, 2001.

        99.1 Press Release, dated December 12, 2001, regarding private financing.

                                      -3-
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                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           VOXWARE, INC.

                                           By: /s/ Nicholas Narlis
                                              -------------------------
                                              Nicholas Narlis
                                              Senior Vice President, Chief
                                                Financial Officer, Secretary and
                                                Treasurer (Principal Financial
                                                Officer)

Dated:  December 14, 2001

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